Exhibit (f)(1)



[Name and address of
Bryan Steam Shareholder]

                 BURNHAM ACQUISITION CORPORATION
                     1241 Harrisburg Avenue
                       Lancaster, PA 17603

                     IMPORTANT NOTICE TO ALL
             SHAREHOLDERS OF BRYAN STEAM CORPORATION

October 20, 1998

Dear Bryan Steam Stockholder,

Recently, we sent you materials concerning an offer to purchase all of your shares of Bryan Steam Corporation common stock for $152.00 per share cash.

Since the offer is scheduled to expire on the 28th of October
(unless extended), it is important that you respond as soon as possible if you wish to take advantage of this opportunity.

In the materials sent to you earlier was included a form 14D-9, which incorporates the recommendation of the board of directors. Please note that your board, the directors of Bryan Steam, has recommended unanimously that all shareholders tender their shares.

If you would like any information about the offer, have questions concerning how to tender your shares, or would like to request an additional copy of the materials, please call MacKenzie
Partners toll-free at (800) 322-2885 or collect at
(212) 929-5500.

                              Very Truly Yours,


                              Burnham Acquisition Corporation